Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
April 24, 2015	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2015

FIRST QUARTER RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited first quarter results for 2015, reporting net income of $33.6 million for the quarter compared with net income of $36.1 million for the first quarter of 2014. The Bank expects to file its quarterly report with the Securities and Exchange Commission on Form 10-Q for the quarter ending March 31, 2015, next month.

The Bank’s board of directors also declared a dividend equal to an annual yield of 1.76 percent, the approximate daily average three-month LIBOR yield for the first quarter of 2015 plus 150 basis points. The dividend, based on average stock outstanding for the first quarter of 2015, will be paid on May 4, 2015. The board expects to declare cash dividends at a spread over three-month LIBOR of at least this level through 2015, though a quarterly loss or a significant, adverse event or trend would cause a dividend to be suspended.

“We are pleased with the Bank’s continued consistent profitability, as well as the ongoing strength of the balance sheet,” said President and CEO Edward A. Hjerpe III. “Members continue to use the Bank’s products and services to fund and manage their balance sheet and operations, and financial institutions in New England continue to show interest in joining the Bank.”

First Quarter 2015 Operating Highlights

Net income for the quarter ending March 31, 2015, was $33.6 million, compared with net income of $36.1 million for the same period in 2014. These results led to a $3.8 million contribution to the Bank’s Affordable Housing Program for the quarter. Net income for the quarter was impacted by a reduction of $4.3 million in litigation settlement income and an increase of $2.0 million in losses recognized on derivatives and hedging activities. These decreases to net income were partially offset by an increase of $1.2 million in net prepayment fees from investments and advances(1) and a $2.2 million reduction in losses recognized on early extinguishment of debt.

Net interest income after reduction of provision for credit losses for the quarter ending March 31, 2015, was $54.5 million, compared with $54.9 million for the same period in 2014. Contributing to the $368,000 decrease in net interest income after reduction of provision for credit losses was a $262,000 reduction of income related to the provision for credit losses and a 5 basis point narrowing of the spread between interest earned on assets and interest paid on liabilities (net interest spread), discussed in more detail below. The decline in net interest spread was offset by an increase in average earning assets, which increased $7.9 billion from $47.7 billion for 2014, to $55.7 billion for 2015. The increase in average earning assets was driven by a $3.5 billion increase in average advances balances and a $4.3 billion increase in average investments balances. However, growth in these asset categories was concentrated mainly in low-margin, short-term maturities. Also net prepayment fees from investments and advances increased $1.2 million(1), from $2.7 million in the first quarter of 2014 to $3.9 million in the first quarter of 2015.

Additionally, $9.3 million of the first quarter 2015 interest income represented the accretion of discount from securities that were other-than-temporarily impaired in prior quarters, but for which a significant improvement in projected cash flows(2) has subsequently been recognized. This represents an increase of $590,000 from $8.7 million recorded in the first quarter of 2014.

Net interest spread was 0.36 percent for the quarter ended March 31, 2015, a 5 basis point decrease from the same period in 2014, and net interest margin was 0.40 percent, a 6 basis point decrease from the same period in 2014. The decrease in net interest spread reflects a 12 basis point decrease in the average yield on earning assets and a 7 basis point decrease in the average yield on interest-bearing liabilities. The majority of this narrowing of the spread between interest earned on assets and interest paid on liabilities is due to the repayment of higher yielding mortgage loans and advances that have been replaced primarily with lower yielding investments and advances. The Bank had expected this compression in net interest margin and net interest spread due to the prolonged low interest-rate environment, and expects some further compression to continue during the year.

March 31, 2015 Balance-Sheet Highlights

Total assets decreased $2.0 billion, or 3.7 percent, to $53.1 billion at March 31, 2015, down from $55.1 billion at year-end 2014. During the quarter ended March 31, 2015, advances decreased $2.3 billion, or 6.9 percent, to $31.2 billion, compared with $33.5 billion at year-end 2014. The decrease in advances was concentrated primarily in short-term advances.

Total investments were $17.5 billion at March 31, 2015, an increase of $622.3 million, or 3.7 percent, compared with $16.9 billion at December 31, 2014. Short-term money-market investments increased by $655.1 million and agency and supranational institutions’ debentures increased by $18.4 million, offset by a $49.6 million decrease in MBS. The par value of private-label MBS was $1.7 billion at March 31, 2015, a decrease of $43.2 million from December 31, 2014, while the carrying value of private-label MBS was $1.1 billion at March 31, 2015, a decline of $18.0 million from December 31, 2014.

Investments in mortgage loans totaled $3.5 billion at March 31, 2015, an increase of $53.9 million from year-end 2014.

Mandatorily redeemable capital stock declined $241.3 million to $57.3 million as of March 31, 2015, from $298.6 million as of year-end 2014. This decrease was due to the Bank’s repurchase of excess capital stock as a result of the Bank’s rescission of the moratorium on excess capital stock repurchases effective on January 1, 2015. GAAP capital at March 31, 2015, was $3.0 billion, an increase of $75.5 million from $2.9 billion at year-end 2014. Capital stock increased by $27.3 million due to the issuance of $36.7 million of capital stock partially offset by $9.4 million in capital stock repurchases. Total retained earnings grew to $924.7 million, an increase of $23.1 million, or 2.6 percent, from December 31, 2014. Of this amount, restricted retained earnings totaled $143.5 million at March 31, 2015. Accumulated other comprehensive loss totaled $411.8 million at March 31, 2015, an improvement of $25.2 million, or 5.8 percent, from December 31, 2014.

The Bank was in compliance with all regulatory capital ratios at March 31, 2015, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank’s financial information at December 31, 2014.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston

Balance Sheet Highlights

(Dollars in thousands)

(Unaudited)

	3/31/2015	12/31/2014	3/31/2014
ASSETS
Advances	$31,179,231	$33,482,074	$29,699,600
Investments (3)	17,501,603	16,879,299	16,878,224
Mortgage loans held for portfolio, net	3,537,841	3,483,948	3,347,987
Other assets	847,168	1,261,356	135,432
Total assets	$53,065,843	$55,106,677	$50,061,243

LIABILITIES
Consolidated obligations, net	$48,867,847	$50,815,382	$44,725,807
Deposits	429,343	369,331	522,003
Mandatorily redeemable capital stock	57,281	298,599	977,685
Other liabilities	758,070	745,579	927,289

CAPITAL
Class B capital stock	2,440,386	2,413,114	2,562,857
Retained earnings - unrestricted	781,261	764,888	701,567
Retained earnings - restricted (4)	143,484	136,770	114,026
Total retained earnings	924,745	901,658	815,593
Accumulated other comprehensive loss	(411,829)	(436,986)	(469,991)
Total capital	2,953,302	2,877,786	2,908,459
Total liabilities and capital	$53,065,843	$55,106,677	$50,061,243

Total regulatory capital-to-assets ratio	6.4%	6.6%	8.7%
Ratio of market value of equity (MVE) to par value of capital stock (5)	131.9%	129.3%	119.8%

Income Statement Highlights

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	3/31/2015	12/31/2014	3/31/2014

Total interest income	$142,566	$145,005	$136,701
Total interest expense	88,103	87,933	82,132
Net interest income	54,463	57,072	54,569
Net interest income after reduction of provision for credit losses	54,523	57,305	54,891
Net other-than-temporary impairment losses on investment securities recognized in income	(346)	(411)	(458)
Litigation settlements	23	(12)	4,310
Other loss, net	(278)	(1,721)	(1,318)
Operating expense	14,286	14,427	14,860
Other expense	2,298	2,228	2,094
AHP assessment	3,767	3,969	4,406
Net income	$33,571	$34,537	$36,065

Performance Ratios: (6)
Return on average assets	0.24%	0.26%	0.31%
Return on average equity (7)	4.67%	4.80%	5.10%
Net interest spread	0.36%	0.39%	0.41%
Net interest margin	0.40%	0.43%	0.46%

(1)         Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers’ decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(2)         Upon subsequent evaluation of a debt security when there is no additional other-than-temporary impairment, we adjust the accretable yield on a prospective basis if there is a significant increase in the security’s expected cash flows. This adjusted yield is used to calculate the amount to be recognized into income over the remaining life of the security so as to match the amount and timing of future cash flows expected to be collected. Subsequent changes in estimated cash flows that are deemed significant will change the accretable yield on a prospective basis.

(3)         Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)         The Bank’s capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent of quarterly net income. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 23, 2015 (the 2014 Annual Report).

(5)        MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank’s discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2014 Annual Report.

(6)         Yields for quarterly periods are annualized.

(7)         Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank’s expectations as of the date hereof. The words “preliminary,” “expects,” “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-

looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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